Exhibit (j)(1)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 12, 2004, relating to the financial statements and financial highlights of Equity Income, Equity Growth, Intermediate Term Bond, Long Term Bond, Government Securities and Diversified Portfolios and Money Market Portfolio with a report date of February 23, 2004 (constituting MONY Series Fund, Inc.), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Accountants” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

April 29, 2004